Exhibit 99.1

             Advanced Photonix, Inc. Announces Private Placement of
                            Senior Convertible Notes

CAMARILLO, Calif. - October 12, 2004--Advanced Photonix, Inc. (AMEX:API), a leading supplier of innovative, silicon-based optoelectronic products to a worldwide OEM customer base, today announced that it has entered into a definitive agreement for the private placement to three institutional investors of $5 million aggregate principal amount of its senior convertible notes due 2007. The sale of the notes is expected to close later today, subject to customary closing conditions.

The notes are convertible at the option of the holder under certain circumstances into shares of the Company's common stock at an initial conversion price of $1.9393 per share, subject to adjustment. The notes will pay interest quarterly in arrears at an annual rate of Prime plus 1%. The notes will mature on September 30, 2007, and are secured by a lien on all of the assets of the Company. The lien is subordinated to the lien securing the Company's existing bank line of credit. $2.5 million of the purchase price for the notes is required to be held in a cash collateral account subject to release upon satisfaction of certain conditions specified in the purchase agreement.

In connection with the private placement, the Company will issue to the investors five-year warrants to purchase 850,822 shares of Common Stock at an exercise price of $2.1156 per share, subject to adjustment. The warrants are not exercisable for a period of six months following closing.

The investors will have the option for a period of one year following effectiveness of the registration statement to acquire an additional $5 million aggregate principal amount of the notes with an initial conversion price of $2.1156 per share and five-year warrants to purchase an additional 850,822 shares of Common Stock.

The Company intends to use the net proceeds of the offering to continue its growth and acquisition strategy.

Richard Kurtz, Chairman and CEO of Advanced Photonix Inc., said, "This funding demonstrates the confidence by our institutional investors in our growth plans and gives API a strong capital foundation to pursue those initiatives."

Paul Ludwig, President of Advanced Photonix, commented, "We are pleased to receive this funding. It will directly support our growth strategy, both in technology development and acquisition, through which we will broaden our optoelectronic solution offerings to our target markets."

The Company has agreed to register the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants for resale under the Securities Act of 1933. The notes, the warrants and the shares of common stock issuable upon conversion of the notes and upon exercise of the warrants have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

The Company is filing a Current Report on Form 8-K with the Securities and Exchange Commission, which will include the definitive documentation for the private placement.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities.

                                     -END-

Source:   Advanced Photonix, Inc.
Contact:  Susan A. Schmidt
Phone:    805-987-0146